SECOND AMENDMENT TO THE
GPI US CONSOLIDATED PENSION PLAN
(As Amended and Restated Effective January 1, 2017)

WHEREAS, Graphic Packaging International, Inc. (the “Company”) maintains for the benefit of its employees the GPI US Consolidated Pension Plan (the “Plan”); and

WHEREAS, Section 4.1 of the Plan authorizes the Board of Directors of Graphic Packaging Holding Company (the “Board”) to amend the Plan at any time; and

WHEREAS, the Board has delegated to the Retirement Committee of Graphic Packaging International, Inc. (the “Retirement Committee”) the responsibility to make certain amendments to the Plan; and

WHEREAS, the Retirement Committee deems it desirable to amend the Riverwood International Hourly Retirement Subplan of the Plan (the “Riverwood Hourly Subplan”) to reflect recently negotiated benefit changes with respect to employees at the Company’s West Monroe, Louisiana Beverage Carton Plant represented by Local 654 of the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied-Industrial and Service Workers International Union that provides for a special early retirement enhancement for employees who elect to terminate employment during a limited window period; and

WHEREAS, the Retirement Committee deems it desirable to amend the Riverwood Hourly Subplan to reflect recently negotiated benefit changes with respect to employees at the Company’s Macon Paperboard Division represented by USW Local 3-572, IBEW Local 1316, and IAM Local 1034.

NOW, THEREFORE, BE IT RESOLVED, the Plan be and hereby is amended as follows:

1.    Effective as of December 31, 2017, the section of Appendix C of the Riverwood Hourly Subplan entitled “PROVISIONS RESPECTING THE FREEZING OF BENEFIT ACCRUALS FOR CERTAIN MEMBERS AND THE CLOSING OF THIS APPENDIX C TO NEW MEMBERS” is amended by deleting the section in its entirety and replacing it as follows:

PROVISIONS RESPECTING THE FREEZING OF BENEFIT ACCRUALS FOR CERTAIN MEMBERS AND THE CLOSING OF THIS APPENDIX C TO NEW MEMBERS
Notwithstanding any provision of the Plan or this Appendix C to the contrary, the following provisions shall apply.

(1)	A Non-Grandfathered Member means:

(a)	A Member who is in active employment, is on an approved leave of absence or layoff or is on a military leave provided the Member’s reemployment rights are protected by law on December 31, 2012, and on December 31, 2012, failed to meet the following requirements:
(i)    is age 55 or older, or

(ii)	whose age measured in years (including fractional years) plus his years (including fractional years) of Benefit Service is at least equal to 70.

(b)
A Member other than a Member described in subsection (1)(a) above who elects on or before December 31, 2012 to waive participation under this Appendix C and become a Non-Grandfathered Member in accordance with subsection (3)(a) hereof.

(c)
A Member other than a Member described in subsection (1)(a) above who elects on or before December 31, 2017 to waive participation under this Appendix C and become a Non-Grandfathered Member in accordance with subsection (3)(b) hereof.

(2)	Applicable Freeze Date means:

(a)	December 31, 2012, with respect to a Non-Grandfathered Member described in subsection (1)(a) hereof;

(b)	December 31, 2012, with respect to a Non-Grandfathered Member described in subsection (1)(b) hereof; and

(c)	December 31, 2017, with respect to a Non-Grandfathered Member described in subsection (1)(c) hereof.

(3)
(a)    A Member other than a Non-Grandfathered Member described in subsection (1)(a) will be eligible to make an irrevocable election on or before December 31, 2012, to waive participation under this Appendix C and by doing so shall become a Non-Grandfathered Member and shall cease to accrue Benefit Service on and after January 1, 2013.

(b)
A Member other than a Non-Grandfathered Member described in subsection (1)(a) who failed to make an irrevocable election in accordance with subsection (3)(a) above will again be eligible to make an irrevocable election on or before December 31, 2017, to waive participation under this Appendix C and by doing so shall become a Non-

Grandfathered Member and shall cease to accrue Benefit Service on and after January 1, 2018.

(4)
Notwithstanding any provision of the Plan to the contrary, benefit accruals shall cease under this Appendix C as of the Applicable Freeze Date for all Non-Grandfathered Members. Non-Grandfathered Members shall not be credited with Benefit Service for any period of service or period of absence under this Appendix C after his Applicable Freeze Date.

(5)
Effective September 10, 2012, this Appendix C shall be closed to new Members. In addition any Employee who is hired, any Employee who is re-employed or who would otherwise become an Eligible Employee as a result of a transfer as described in Section 4.08 of the Plan on or after September 10, 2012 shall not be credited with Benefit Service under this Appendix C of the Plan for any period after September 10, 2012.

(6)
Notwithstanding any provision of the Plan to the contrary, a Non-Grandfathered Member who terminates from active employment with the Employer as an Employee on account of Total and Permanent Disability after his Applicable Freeze Date shall not be eligible for a Disability Retirement.

(7)
Notwithstanding any provisions of the Plan to the contrary, in calculating the benefit payable to or on behalf of a Non-Grandfathered Member under the Plan after his Applicable Freeze Date, the following rules shall apply:

(a)	Benefit Service for benefit accrual purposes and the Monthly Rate shall be frozen as of his Applicable Freeze Date; and

(b)	Vesting Service shall continue to be credited under the terms of this Appendix C for purpose of determining his eligibility for a pension under this Appendix C on and after his Applicable Freeze Date.

2.    Effective as of January 1, 2018, Appendix D of the Riverwood Hourly Subplan is amended by adding the following to the end thereof:

EARLY RETIREMENT WINDOW

A Member who, as of June 30, 2018, (i) has attained age 59 and has completed at least 20 years of Accumulated Service and (ii) is in active employment, on an approved leave of absence or layoff, or on a military leave provided the Member’s reemployment rights are protected by law, may make a written election to retire during a specified early retirement window period. Any such election will be made in accordance with, and subject to, such procedures and conditions as the Retirement Committee may determine. Among such other requirements as the Retirement Committee may establish, no such election will be valid unless the Member executes and does not revoke a release of employment-related claims in favor of the Employer and certain related parties containing such terms as the Retirement Committee determines. Upon properly electing to participate in such early retirement window and satisfying each requirement established by the Retirement Committee, the Member shall be entitled to receive the Early Retirement Allowance or Normal Retirement Allowance to which he is otherwise entitled to under the terms of the Plan, but it shall be unreduced for commencement prior to age 65.
BE IT FURTHER RESOLVED, that the Retirement Committee has approved this Second Amendment to the GPI US Consolidated Pension Plan this 8th day of November, 2017.

GRAPHIC PACKAGING INTERNATIONAL, INC. RETIREMENT COMMITTEE MEMBERS

By: /s/ Brad Ankerholz
Brad Ankerholz

By: /s/ Carla J. Chaney
Carla J. Chaney

By: /s/ Debbie Frank
Debbie Frank

By: /s/ Stephen Scherger
Stephen Scherger

By: /s/ Brian A. Wilson
Brian A. Wilson

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